(NJ-MEDISCIENCE-TECH) (MDSC-OTCBB) Mediscience Technology Corp/BioScopix. Names Dr. Fredrick Naftolin Chief Medical Officer


CHERRY HILL, N.J. May 24, 2007 Mediscience Technology, Corp. (OTCBB: MDSC) announced today that Dr. Fredrick Naftolin has joined the company as its Chief Medical Officer Effective May 18, 2007. Dr Naftolin has extensive medical Ob/Gyn health experience with a specific interest in female endocrinology, diseases of the female reproductive system, Ob/Gyn research, cancer research, and biochemistry of cancer disease, His consultant responsibilities will include Consultation as Chief Medical Advisor of MDSC New York subsidiary BioScopix, Inc. in the development and commercialization of MTC/Bio Autofluorescence-Based Diagnostic Methods and Equipment for human cancer screening and diagnosis, and female hormone level detection: e.g. CD-Ratiometer, CPE.
The text of his employment agreement and abbreviated - referenced CV is filed as
Exhibit 99.1 to the Company' s SEC 8-K filed May 22 , 2007


                   About Mediscience Technology /BioScopix Inc

Mediscience Technology Corporation and its New York subsidiary, BioScopix Inc. are engaged in the design, development and commercialization of medical devices that detect human cancers in vivo. Such detection is done through the use of Optical Biopsy techniques, wherein light of certain wavelengths is directed onto human tissue in the body, causing the tissue of the body to emit light that indicates whether the tissue is cancerous, benign, or normal. Optical Biopsy
(OB) is based on optical spectroscopy for diagnosis of the molecular state of tissue (in vivo or ex vivo) without surgery or dyes. Mediscience's exclusive protected noninvasive technology combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other, more invasive, methods of cancer detection.

          About Mediscience/BioScopix and Info tonics Technology Center

Mediscience/ BioScopix and the Infotonics Technology Center are engaged in the selective design, development and commercialization of MTC medical devices i.e. Capsule Diagnostics System for GI tract cancer detection, and CD-Ratiometer
(CDR) for detection of, cancers and their related physiological changes using non-invasive technology (MTC Intellectual Property). The technology focuses on rigorously pre-selected wavelengths of light that are emitted, scattered and absorbed to distinguish malignant, precancerous, or benign tissues from normal tissues. This collaboration exclusively combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection in a Capsule or hand held endoscope format. Infotonics w/ MTC support is forming a high-performance Commercialization Program Team to transfer the photonic Capsule technology CPE from research to market in a timely manner, including commercial prototypes and pilot production for FDA trials. Infotonics will provide incubation office and lab space in the Infotonic Technology Center for Mediscience/BioScopix to accelerate the commercialization schedule.

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                                 Investor Notice

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the parties/company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the parties/ company's ability to implement its long-range business plan for the joint or independent development of various applications of its technology/ IP; the company's ability to enter into future agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory i.e. FDA clearances applicable to applications of the company's technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the parties/company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6, 6.01 Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.
8-K filing dtd May    , 2007

www.infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp
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www. medisciencetech.com
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CITIGROUP/Smith Barney Analyst Report 10-1-2004 see Pg. 20 (MTC/Info tonics)

                                    Contacts

Peter Katevatis Esq. Chairman CEO Mediscience/BioScopix Inc   metpk@aol.com
Dr. Laura Weller-Brophy CTO Infotonics Tech Ctr.  585 919 3030
David Smith Pres CEO Infotonics Tech Ctr. (585) 919-3001 D avid.R.Smith@infotonics.org
EMPIRE:  Edward Cabrera Head Corp. Finance (646) 329-7002 ecabrera@empirenow.com
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